Exhibit 99.1
          FOR IMMEDIATE RELEASE
          Wednesday, March 19, 1997


                            CALIFORNIA MICROWAVE CHAIRMAN
                            RETURNS TO STANFORD UNIVERSITY


          Redwood City, California - California Microwave, Inc. (CMIC-Nasdaq) announced today that General Al Gray, former Commandant of the Marine Corps and a member of the Board of Directors, will take over as Chairman of the Board to enable Dr. David B. Leeson to return to his commitments as a professor at Stanford University. The Board appointed Dr. Leeson to lead the company and stabilize operations following the resignation last year of Philip F. Otto, the former chairman.

          Dr. Leeson said, "I greatly admire this company and our employees. I am honored to have been called in on an interim basis and believe that the steps we have taken in these few months are the right ones. Now, it's time for me to pick up where I left off on my long-term commitments." Dr. Leeson continues as a member of the Board of Directors and a consultant to the company.

          General Gray stated, "Dave founded California Microwave and has never shied away from helping in times of need. We have some great assets and great people here and I look forward to setting the cadence on executing the company's restructuring plan. I am grateful that Dave has agreed to help me in a consultancy role while we complete our search for a new chief executive officer."

          California Microwave, Inc. is a leading U.S. supplier of satellite earth station and microwave radio infrastructure products, installed in more than 110 countries.

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          For Further Information Contact:

          Stephanie M. Day  Investor Information Line:  Deborah Passik
          Vice President -  (Toll-free) 1-888-225-6789  William Dunk
          Corporate         http://www.calmike.com      Partners
          Communications                                (919) 929-4100
          (415) 596-6629